XZERES Acquires Southwest Windpower’s Award-Winning Skystream Product Line

Acquisition Includes Next-Generation Skystream Designs, IP Portfolio and Manufacturing Assets

WILSONVILLE, ORE., July 9, 2013 ─ XZERES Corp. (OTCQB: XPWR), designer, manufacturer and marketer of small (2.5 – 10kW) wind powered, distributed energy turbines and other renewable energy products, has acquired the assets of Southwest Windpower. The acquisition complements and solidifies XZERES’ global offering of small wind turbines with best in class, advanced engineering designed to address the growing distributed power marketplace.

The assets include Southwest Windpower’s award-winning Skystream product line and next-generation Skystream product designs, related IP portfolio, manufacturing assets, and inventory.

Southwest Windpower is widely known in the wind power industry for its leading-edge design, performance, manufacturing and global distribution of small wind systems. Since Southwest Windpower introduced the Skystream product line in 2008, more than 8,000 units have been installed worldwide, making Skystream the world’s highest volume small wind turbine to date.

Skystream addresses residential and rural markets, including off-grid applications such as remote cell phone towers and remote micro-grid applications. Skystream has been trademarked and certified in key global markets, with a strong installation presence in the U.S., Europe and Southeast Asia. It is the first turbine to be certified with the UL (Underwriters Laboratories) 6142 Standard for Small Turbines, which indicates the product complies with safety standards required by certain states.

The manufacturing assets acquired by XZERES include tooling and fixtures, production line and testing equipment. The IP portfolio includes five issued patents, plus five patents pending in the U.S. and internationally, including those covering the next-generation design of a larger Skystream wind turbine. While XZERES will not be extending warranty coverage to existing Skystream customers, the company plans to provide support and maintenance services along with preferred customer upgrade options.

“Southwest Windpower had been a dominant industry leader for sub-five kilowatt turbines, particularly with its iconic Skystream brand,” said Frank Greco, CEO of XZERES. “The acquisition of these assets and supporting IP perfectly complements our existing world-class 10kW system, as we continue to build XZERES into a global renewable energy company.”

“Southwest Windpower’s significant investment of years and dollars perfecting Skystream and certifying the product in major global markets provides for an acquisition that places XZERES well ahead in terms of what we can now offer our expanding customer base,” continued Greco. “We have a high appreciation for the loyal Skystream customers who have made Skystream the world’s most popular small wind turbine. So, we’re pleased to be able to finally provide them long-overdue support and maintenance services, as well as special upgrade options.”

Transaction funding support was provided by Renewable Power Resources. According to Greco: “Our ability to capitalize on this opportunity further demonstrates the significant commitment of our financing partner, Renewable Power Resources. Their dedication and vision toward building XZERES into a major global renewable energy company is impressive and a significant benefit to all stakeholders.”

About Southwest Windpower
Southwest Windpower had been designing and distributing small wind turbines since 1987, and is a recognized global leader in the design, manufacturing and distribution of small wind systems. A pioneer in wind power technology, the company built and shipped more than 180,000 wind turbines to more than 120 countries worldwide, making it once the largest manufacturer of small wind turbines in the United States. For more information, visit www.windenergy.com.

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About XZERES Corp.

XZERES Corp. is a renewable energy and clean energy technology company that designs, develops, manufactures and markets distributed generation wind power systems as well as power management and power efficiency solutions for the commercial, light industrial and residential markets. The company’s grid-connected and off-grid wind turbine systems, which consist of its 2.5kW and 10kW devices and related equipment, are utilized for electrical power generation for applications and markets including residential, micro-grid based rural and island electrification, agricultural, small business and rural electric utility systems, as well as other private, corporate infrastructure and government applications.

The company’s wind power systems are focused on distributed energy, where a specific machine's energy output is largely or entirely used on-site where the equipment is installed, as well as grid-connected applications. While many of its customers take advantage of local net-metering rules within the United States and Feed-In Tariffs (to sell power back to the grid) that are available in Europe and internationally, the company’s wind power systems are not dependent on transmission needs to carry the energy produced to another location and are therefore well suited for remote electrification, available with or without a battery-coupled solution. XZERES power management and power efficiency solutions are deployed primarily for commercial and light industrial applications, and secondarily for residential usage and target both urban and rural customers. For more information, visit www.xzeres.com, www.xzeresenergy.com or www.xzeres.co.uk.

Forward-Looking Statements and Safe Harbor Statement

The information provided herein may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Exchange Act of 1934, as amended and such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those identified under "Risk Factors" in the Company's filings made with the Securities Exchange Commission. Actual results may differ materially from those contemplated by these forward-looking statements and the Company does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this press release.

Investor Relations Contact:
Liolios Group, Inc.
Ron Both
Tel 1-949-574-3860
XPWR@liolios.com

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